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                                   EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (Form S-3 No. 33-51690) pertaining to the Dividend Reinvestment Plan and (form S-8 No. 33- 61596) pertaining to the Employee's Stock Ownership Plan of IBT Bancorp, Inc. of our integrated report, dated March 2, 2007, relating to the consolidated financial statements of IBT Bancorp, Inc. and subsidiaries, IBT Bancorp Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of IBT Bancorp Inc. included in this Annual Report on Form 10-K for the years ended December 31, 2006, 2005 and 2004.


                                        /s/ REHMANN ROBSON
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Saginaw, Michigan
March 02, 2007


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